Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Adam Dabrowski	Sara Matheu
(847) 720-1688	(847) 720-2392
Adam.Dabrowski@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Record Second Quarter Fiscal Year 2023 Earnings
Drove Net Sales of $9.0 Billion, Up 2.1% from Q2 2022
Increased Gross Profit 15% to $1.6 Billion and Net Income to $182 Million
Delivered Record Adjusted EBITDA of $432 Million and Expanded Adjusted EBITDA Margin by 60 bps
Repurchased $166 Million of Shares and Prepaid $60 Million of Debt
Raises Adjusted EBITDA Guidance for Fiscal Year 2023 to $1.51 Billion - $1.54 Billion

ROSEMONT, Ill. (BUSINESS WIRE) August 10, 2023 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter fiscal year 2023.

Second Quarter Fiscal 2023 Highlights
•Net income available to common shareholders improved to $182 million
•Adjusted EBITDA increased 17.4% to $432 million
•Diluted EPS was $0.73; Adjusted Diluted EPS was $0.79
•Net sales increased 2.1% to $9.0 billion
•Total case volume increased 2.7%; independent restaurant case volume increased 4.8%

Six Month Fiscal 2023 Highlights
•Net income available to common shareholders was $257 million
•Adjusted EBITDA increased 26.3% to $769 million
•Diluted EPS was $1.05; Adjusted Diluted EPS was $1.29
•Net sales increased 5.6% to $17.6 billion
•Total case volume increased 4.0%; independent restaurant case volume increased 6.2%

“I am proud that our team continued to build on our momentum by delivering another very strong quarter. The resiliency of our business model and laser focus on execution is driving sustained improvement and creating shareholder value,” said Dave Flitman, CEO. “We continue to drive healthy case volume growth overall and especially in our target customer types, with broadline independent restaurant customer case volume increasing 5.5%. This represents the ninth consecutive quarter we have taken share with independents. We also grew case volume 7% in both healthcare and hospitality. Adjusted EBITDA increased 17% versus prior year to $432 million, a record quarterly Adjusted EBITDA for US Foods. I am very pleased with our progress to date, and I am even more excited about the significant opportunity ahead as we continue to execute our strategy.”

“Our financial performance for the second quarter builds on our momentum,” added Dirk Locascio, CFO. “We drove meaningful improvement in operating leverage again this quarter, resulting in 60 basis points of Adjusted EBITDA margin expansion. Additionally, we remain steadfast with our stated priorities for capital. We deployed our strong free cash flow through a balanced approach of reinvesting in the business, executing $166 million of opportunistic share repurchases, prepaying $60 million of debt and acquiring Renzi Foodservice, which closed in the third quarter. Due to our strong financial results and continued effective execution of our strategy, we are raising our Adjusted EBITDA guidance for fiscal 2023 to a range of $1.51 billion to $1.54 billion.”

Second Quarter Fiscal 2023 Results
Net income available to common shareholders was $182 million, an improvement of $121 million compared to the prior year. Adjusted EBITDA was $432 million, an increase of $64 million or 17.4%, compared to the prior year. Adjusted EBITDA margin was 4.8%, an increase of 60 basis points compared to the prior year. Diluted EPS was $0.73; Adjusted Diluted EPS was $0.79.

Net sales were $9.0 billion for the quarter, an increase of 2.1% from the prior year, driven by case volume growth partially offset by food cost deflation of 0.3%. Total case volume increased 2.7% from the prior year driven by a 4.8% increase in independent restaurant case volume, a 6.9% increase in hospitality volume and a 6.6% increase in healthcare volume, offset by a 4.5% decrease in chain volume. Independent restaurant case growth was negatively impacted by approximately 0.7% from slower growth in CHEF’STORE primarily due to system conversion challenges, which are largely resolved. Broadline independent restaurant customer case growth was 5.5%.

Gross profit was $1.6 billion, an increase of 15.0% from the prior year, primarily as a result of an increase in total case volume, cost of goods sold optimization, increased freight income from improved inbound logistics, optimized pricing and a favorable year-over-year LIFO adjustment. The Company’s LIFO method of inventory costing resulted in a benefit of $15 million in 2023, compared to expense of $65 million in 2022, related to a reduction in inventory values in multiple product categories. Gross profit as a percentage of net sales was 17.7%. Adjusted Gross profit was $1.6 billion, an 8.8% increase from the prior year. Adjusted Gross profit as a percentage of net sales was 17.5% and adjusted Gross profit per case continued at strong levels due to the aforementioned factors.

Operating expenses of $1.3 billion increased by $36 million, or 2.9% from the prior year. Operating expenses increased primarily due to increased total case volume, higher seller compensation costs and higher incentive compensation costs, partially offset by lower distribution cost per case from lower fuel costs and cost savings initiatives including routing improvements and focused efforts positively impacting labor turnover and productivity. Operating expenses as a percentage of Net sales were 14.1%. Adjusted Operating expenses for the quarter were $1.1 billion, an increase of $61 million or 5.6% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of net sales were 12.7%.

Six Month Fiscal 2023 Results
Net income available to common shareholders was $257 million, an improvement of $212 million compared to the prior year. Adjusted EBITDA was $769 million, an increase of $160 million or 26.3%, compared to the prior year. Adjusted EBITDA margin was 4.4%, an increase of 70 basis points compared to the prior year. Diluted EPS was $1.05; Adjusted Diluted EPS was $1.29.

Net sales were $17.6 billion for the first six months of 2023, an increase of 5.6% from the prior year, driven by case volume growth and food cost inflation of 1.6%. Total case volume increased 4.0% from the prior year driven by a 6.2% increase in independent restaurant volume, a 12.1% increase in hospitality volume and a 6.3% increase in healthcare volume, partially offset by a 2.9% decrease in chain volume. Independent restaurant case growth was negatively impacted by approximately 0.9% from slower growth in CHEF’STORE primarily due to system conversion challenges, which are largely resolved. Broadline independent restaurant customer case growth was 7.1%.

Gross profit was $3.0 billion, an increase of 17.0% from the prior year primarily as a result of an increase in total case volume, cost of goods sold optimization, increased freight income from improved inbound logistics, optimized pricing and a favorable year-over-year LIFO adjustment. The Company’s LIFO method of inventory costing resulted in an expense of $5 million in 2023, compared to expense of $137 million in 2022, related to a reduction in inventory values in multiple product categories. Gross profit as a percentage of Net sales was 17.2%. Adjusted Gross profit was $3.0 billion, an 11.3% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.2%.

Operating expenses of $2.5 billion increased $113 million, or 4.7% from the prior year. Operating expenses increased primarily due to increased total case volume, higher seller compensation costs and higher incentive compensation costs, partially offset by lower fuel costs and cost savings initiatives including routing improvements and focused efforts positively impacting labor turnover and productivity. Operating expenses as a percentage of Net sales were 14.3%. Adjusted Operating expenses for the first six months of 2023 were $2.3 billion, an increase of $138 million or 6.5% from the prior year due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 12.8%.

Cash Flow and Debt
Cash flow provided by operating activities for the first six months of fiscal 2023 was $653 million, an increase of $394 million from the prior year due to earnings growth and strong working capital management. Cash capital expenditures for the six months of fiscal 2023 totaled $108 million, a decrease of $35 million from the prior year period, and related to investments in information technology, property and equipment for fleet replacement and maintenance of distribution facilities.

During the second quarter of fiscal 2023, the Company used cash-on-hand to make a $60 million voluntary prepayment on the 2019 Incremental Term Loan Facility. Additionally, the Company entered into interest rate cap agreements totaling $450 million of notional value against the Company's Term Loans with a term of two years. The Company's maximum exposure to the variable component of interest will be 5% on the notional amount covered by the interest rate cap. This reduces the impact of any future interest rate increases.

Net Debt at the end of the second quarter of fiscal 2023 was $4.4 billion. The ratio of Net Debt to Adjusted EBITDA was 3.0x at the end of the second quarter of fiscal 2023, compared to 3.5x at the end of fiscal 2022 and 4.2x at the end of the second quarter of fiscal 2022.

During the second quarter of fiscal 2023, the Company repurchased 4.2 million shares of common stock at an aggregate purchase price of $166 million, including $150 million as part of the Series A Preferred Stock conversion on May 26, 2023. The Company has approximately $286 million in remaining funds authorized under its $500 million share repurchase program.

Outlook for Fiscal Year 20231
The Company is updating its previously announced fiscal year 2023 guidance to:
•Adjusted EBITDA of $1.51-$1.54 billion, compared to previous guidance of $1.45-$1.51 billion
•Adjusted Diluted EPS of $2.55-$2.65, compared to previous guidance of $2.45-$2.65
•Interest expense of $320-$325 million, compared to previous guidance of $310-$325 million
•Total capital expenditures of $410-$430 million, consisting of $290-$310 million of cash capital expenditures and ~$120 million of fleet capital leases
•Net Debt to Adjusted EBITDA leverage below 3.0x by end of fiscal year 2023

1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss second quarter fiscal 2023 results on Thursday, August 10, 2023, at 9 a.m. CDT. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference passcode is 2528845. The presentation slides reviewed during the webcast will be available shortly before the webcast begins. The webcast, slides and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.
About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and more than 85 cash and carry stores, US Foods and its 29,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2023,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; the replacement of LIBOR with an alternative reference rate; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective integration of acquired businesses; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”). Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	July 1, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$379	$211
Accounts receivable, less allowances of $32 and $30	1,829	1,705
Vendor receivables, less allowances of $7 and $8	203	143
Inventories—net	1,531	1,616
Prepaid expenses	121	124
Assets held for sale	2	2
Other current assets	17	19
Total current assets	4,082	3,820
Property and equipment—net	2,173	2,171
Goodwill	5,625	5,625
Other intangibles—net	763	785
Other assets	386	372
Total assets	$13,029	$12,773

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft liability	$190	$175
Accounts payable	2,137	1,855
Accrued expenses and other current liabilities	601	650
Current portion of long-term debt	120	116
Total current liabilities	3,048	2,796
Long-term debt	4,631	4,738
Deferred tax liabilities	300	298
Other long-term liabilities	446	446
Total liabilities	8,425	8,278
Mezzanine equity:
Series A convertible preferred stock	—	534
Shareholders’ equity:
Common stock	3	2
Additional paid-in capital	3,621	3,036
Retained earnings	1,267	1,010
Accumulated other comprehensive loss	(71)	(73)
Treasury Stock	(216)	(14)
Total shareholders’ equity	4,604	3,961
Total liabilities, mezzanine equity and shareholders’ equity	$13,029	$12,773

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
($ in millions, except share and per share data)	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$9,013	$8,827	$17,555	$16,625
Cost of goods sold	7,422	7,444	14,539	14,047
Gross profit	1,591	1,383	3,016	2,578
Operating expenses:
Distribution, selling and administrative costs	1,269	1,233	2,507	2,394
Total operating expenses	1,269	1,233	2,507	2,394
Operating income	322	150	509	184
Other income—net	(2)	(5)	(3)	(11)
Interest expense—net	82	60	163	115
Income before income taxes	242	95	349	80
Income tax provision	60	25	85	17
Net income	$182	$70	$264	$63

Other comprehensive income—net of tax:
Changes in retirement benefit obligations	—	—	$1	—
Unrecognized gain on interest rate caps	1	—	1	—
Comprehensive income	$183	$70	$266	$63

Net income	$182	$70	$264	$63
Series A convertible preferred stock dividends	—	(9)	(7)	(18)
Net income available to common shareholders	$182	$61	$257	$45

Net income per share
Basic	$0.76	$0.27	$1.11	$0.20
Diluted	$0.73	$0.27	$1.05	$0.20

Weighted-average common shares outstanding
Basic	238,302,347	224,061,295	232,277,995	223,590,260
Diluted	250,991,512	226,151,045	251,389,602	226,363,401

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
($ in millions)	July 1, 2023	July 2, 2022
Cash flows from operating activities:
Net income	$264	$63
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	193	181
Gain on disposal of property and equipment—net	(2)	(2)
Amortization of deferred financing costs	10	6
Deferred tax provision	1	7
Share-based compensation expense	28	21
Provision for doubtful accounts	16	—
Changes in operating assets and liabilities:
Increase in receivables	(199)	(363)
Decrease (increase) in inventories—net	85	(107)
(Increase) in prepaid expenses and other assets	(6)	(5)
Increase in accounts payable and cash overdraft liability	309	450
(Decrease) increase in accrued expenses and other liabilities	(46)	8
Net cash provided by operating activities	653	259
Cash flows from investing activities:
Proceeds from sales of property and equipment	2	3
Purchases of property and equipment	(108)	(143)
Net cash used in investing activities	(106)	(140)
Cash flows from financing activities:
Proceeds from debt borrowings	255	1,032
Principal payments on debt and financing leases	(446)	(1,087)
Dividends paid on Series A convertible preferred stock	(7)	(18)
Repurchase of common stock	(200)	—
Excise tax on common stock repurchases	(2)	—
Proceeds from employee stock purchase plan	13	12
Proceeds from exercise of stock options	22	7
Purchase of interest rate caps	(3)	—
Tax withholding payments for net share-settled equity awards	(11)	(16)
Net cash used in financing activities	(379)	(70)
Net increase in cash, and cash equivalents and restricted cash	168	49
Cash, cash equivalents and restricted cash—beginning of period	211	148
Cash, cash equivalents and restricted cash—end of period	$379	$197
Supplemental disclosures of cash flow information:
Conversion of Series A Convertible Preferred Stock	$534	$—
Interest paid—net of amounts capitalized	147	105
Income taxes paid—net	67	13
Property and equipment purchases included in accounts payable	24	26
Leased assets obtained in exchange for financing lease liabilities	81	57
Leased assets obtained in exchange for operating lease liabilities	22	6
Cashless exercise of stock options	1	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data)	July 1, 2023	July 2, 2022	Change	%
Net income available to common shareholders	$182	$61	$121	198.4%
Series A Preferred Stock Dividends	—	(9)	9	(100.0)%
Net income (GAAP)	182	70	112	160.0%
Interest expense—net	82	60	22	36.7%
Income tax provision (benefit)	60	25	35	140.0%
Depreciation expense	84	81	3	3.7%
Amortization expense	11	11	—	—%
EBITDA (Non-GAAP)	419	247	172	69.6%
Adjustments:
Share-based compensation expense (1)	14	9	5	55.6%
LIFO reserve adjustment (2)	(15)	65	(80)	NM
Business transformation costs (3)	3	15	(12)	(80.0)%
Business acquisition and integration related costs and other (4)	11	30	(19)	(63.3)%
COVID-19 other related expenses (5)	—	2	(2)	(100.0)%
Adjusted EBITDA (Non-GAAP)	432	368	64	17.4%
Depreciation expense	(84)	(81)	(3)	3.7%
Interest expense—net	(82)	(60)	(22)	36.7%
Income tax provision, as adjusted (6)	(67)	(58)	(9)	15.5%
Adjusted Net Income (Non-GAAP)	$199	$169	$30	17.8%

Diluted EPS (GAAP)	$0.73	$0.27	$0.46	170.4%
Share-based compensation expense (1)	0.06	0.04	0.02	50.0%
LIFO reserve adjustment (2)	(0.06)	0.26	(0.32)	NM
Business transformation costs (3)	0.01	0.06	(0.05)	(83.3)%
Business acquisition and integration related costs and other (4)	0.04	0.12	(0.08)	(66.7)%
COVID-19 other related expenses (5)	—	0.01	(0.01)	(100.0)%
Income tax provision, as adjusted (6)	0.01	(0.09)	0.10	NM
Adjusted Diluted EPS (Non-GAAP) (7)	$0.79	$0.67	$0.12	17.9%

Weighted-average diluted shares outstanding (Non-GAAP) (8)	250,991,512	250,908,286

Gross profit (GAAP)	$1,591	$1,383	$208	15.0%
LIFO reserve change (2)	(15)	65	(80)	NM
Adjusted Gross profit (Non-GAAP)	$1,576	$1,448	$128	8.8%

Operating expenses (GAAP)	$1,269	$1,233	$36	2.9%
Depreciation expense	(84)	(81)	(3)	3.7%
Amortization expense	(11)	(11)	—	—%
Share-based compensation expense (1)	(14)	(9)	(5)	55.6%
Business transformation costs (3)	(3)	(15)	12	(80.0)%
Business acquisition and integration related costs and other (4)	(11)	(30)	19	(63.3)%
COVID-19 other related expenses (5)	—	(2)	2	(100.0)%
Adjusted Operating expenses (Non-GAAP)	$1,146	$1,085	$61	5.6%

NM - Not Meaningful
(1)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)Represents the impact of LIFO reserve adjustments.
(3)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For the 13 weeks ended July 1, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For the 13 weeks ended July 2, 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.

(4)Includes: (i) aggregate acquisition and integration related costs of $11 million and $6 million for the 13 weeks ended July 1, 2023 and July 2, 2022, respectively (ii) contested proxy and related legal and consulting costs of $14 million for the 13 weeks ended July 2, 2022, and (iii) CEO severance for $5 million for the 13 weeks ended July 2, 2022 and (v) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(5)Includes COVID-19 related costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)    Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7) Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(8)    For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26 Weeks Ended
($ in millions, except share and per share data)	July 1, 2023	July 2, 2022	Change	%
Net income available to common shareholders	$257	$45	$212	471.1%
Series A convertible preferred stock dividends	(7)	(18)	11	(61.1)%
Net income (GAAP)	264	63	201	319.0%
Interest expense—net	163	115	48	41.7%
Income tax provision (benefit)	85	17	68	400.0%
Depreciation expense	171	159	12	7.5%
Amortization expense	22	22	—	—%
EBITDA (Non-GAAP)	705	376	329	87.5%
Adjustments:
Share-based compensation expense (1)	28	21	7	33.3%
LIFO reserve change (2)	5	137	(132)	(96.4)%
Business transformation costs (3)	7	29	(22)	(75.9)%
Business acquisition and integration related costs and other (4)	24	44	(20)	(45.5)%
COVID-19 other related expenses (5)	—	2	(2)	(100.0)%
Adjusted EBITDA (Non-GAAP)	769	609	160	26.3%
Depreciation expense	(171)	(159)	(12)	7.5%
Interest expense—net	(163)	(115)	(48)	41.7%
Income tax provision, as adjusted (6)	(111)	(86)	(25)	29.1%
Adjusted net income (Non-GAAP)	$324	$249	$75	30.1%

Diluted EPS (GAAP)	$1.05	$0.20	$0.85	425.0%
Share-based compensation expense (1)	0.11	0.08	0.03	37.5%
LIFO reserve change (2)	0.02	0.55	(0.53)	(96.4)%
Business transformation costs (3)	0.03	0.12	(0.09)	(75.0)%
Business acquisition and integration related costs and other (4)	0.10	0.18	(0.08)	(44.4)%
COVID-19 other related expenses (5)	—	0.01	(0.01)	(100.0)%
Income tax impact of adjustments (6)	(0.02)	(0.15)	0.13	(86.7)%
Adjusted Diluted EPS (Non-GAAP) (7)	$1.29	$0.99	$0.30	30.3%

Weighted-average diluted shares outstanding (Non-GAAP) (8)	251,389,602	251,120,642

Gross profit (GAAP)	$3,016	$2,578	$438	17.0%
LIFO reserve change (2)	5	137	(132)	(96.4)%
Adjusted Gross profit (Non-GAAP)	$3,021	$2,715	$306	11.3%

Operating expenses (GAAP)	$2,507	$2,394	$113	4.7%
Depreciation expense	(171)	(159)	(12)	7.5%
Amortization expense	(22)	(22)	—	—%
Share-based compensation expense (1)	(28)	(21)	(7)	33.3%
Business transformation costs (3)	(7)	(29)	22	(75.9)%
Business acquisition and integration related costs and other (4)	(24)	(44)	20	(45.5)%
COVID-19 other related expenses (5)	—	(2)	2	(100.0)%
Adjusted Operating expenses (Non-GAAP)	$2,255	$2,117	$138	6.5%
NM - Not Meaningful
(1)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(2)Represents the impact of LIFO reserve adjustments.
(3)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For the 26 weeks ended July 1, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For the 26 weeks ended July 2, 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.
(4)Includes: (i) aggregate acquisition and integration related costs of $21 million and $12 million for the 26 weeks ended July 1, 2023 and July 2, 2022, respectively; (ii) CEO sign on bonus of $3 million for the 26 weeks ended July 1, 2023 (iii) contested proxy and related legal and consulting costs of $21 million for the 26 weeks ended July 2, 2022, respectively; and (iv) CEO severance for $5 million for the 26 weeks ended July 2, 2022 and (v) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(5)Includes COVID-19 related costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(8)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	July 1, 2023	December 31, 2022	July 2, 2022
Total Debt (GAAP)	$4,751	$4,854	$5,020
Cash, cash equivalents and restricted cash	(379)	(211)	(197)
Net Debt (Non-GAAP)	$4,372	$4,643	$4,823
Adjusted EBITDA (1)	$1,470	$1,310	$1,161
Net Leverage Ratio (2)	3.0	3.5	4.2

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA